UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 26, 2015 (February 23, 2015)

LABSTYLE INNOVATIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-186054	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Halamish Street

Caesarea Industrial Park

38900, Israel

(Address of Principal Executive Offices)

972-4-770-4054

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 25, 2015, LabStyle Innovations Corp. (the “Company”) consummated a private placement offering (the “Offering”) of units pursuant to a definitive securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional and accredited investors (the “Buyers”). The Company raised approximately $1.6 million in gross proceeds in the Offering.

Each unit sold in the Offering was comprised of (i) one share (a “Share”) of the Company’s common stock, $0.0001 par value (the “Common Stock”), and (ii) two warrants to purchase shares of Common Stock as follows: (a) a Series A warrant to purchase 0.25 shares of Common Stock (the “Series A Warrants”) and (b) a Series B warrant to purchase 0.25 shares of Common Stock (the “Series B Warrants,” and together with Series A Warrant, the “Warrants”). The purchase price per unit was $0.18.

The Series A Warrants are immediately exercisable at an exercise price of $0.24 per share and expire 9 months from the closing of the Offering. The Series B Warrants are immediately exercisable at an exercise price of $0.30 per share and expire 36 months from the closing of the Offering. The units detached immediately upon sale and are not separate securities of the Company, and the Warrants were aggregated into a single Series A Warrant and Series B Warrant for each Buyer based on their total investment in the Offering. The Series B Warrants will be callable by the Company for nominal consieration in the event that the share price of the Common Stock trades over $0.80 (adjusted for splits and the like) for 20 consecutive trading days. The Series B Warrants will otherwise be identical to the Series A Warrants.

In total, in the Offering, the Company issued to the Buyers 9,064,222 shares of Common Stock and Warrants exercisable for an aggregate of 4,532,114 shares of Common Stock, divided evenly between Series A Warrants and Series B Warrants.

In connection with the Offering, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Buyers. Pursuant to the terms of the Registration Rights Agreement, the Company granted to the Buyers certain registration rights related to the Shares and the shares of Common Stock underlying the Warrants (“Warrant Shares”). The Company is required to file a registration statement for the resale of the Shares and Warrants Shares within 60 days following the closing date of the Offering and to use its reasonable best efforts to cause such registration statement to be declared effective within 75 days following the closing date (or 150 days following the closing date if the SEC determines to review the registration statement). The Company may incur certain liquidated damages if it does not meet its registration obligations under the Registration Rights Agreement. The Company also agreed to other customary obligations regarding registration, including indemnification and maintenance of the registration statement.

The Securities Purchase Agreement, Registration Rights Agreement, form of Series A Warrant and form of Series B Warrant used in connection with the Offering are filed as Exhibits 10.1, 10.2, 4.1, and 4.2, respectively, to this Current Report on Form 8-K and such documents are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

The securities issued in the offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors took the securities for investment and not resale and the Company took appropriate measures to restrict the transfer of the securities

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The Company’s press release dated February 25, 2014 announcing the Offering is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the relevant information contained therein is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein in its entirety.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2015, Dr. Peter Kash voluntarily resigned as a member of the Board of Directors of the Company. Dr. Kash’s resignation was for personal reasons and not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies (including accounting or financial policies) or practices. Notwithstanding Dr. Kash’s resignation, Dr. Kash will join the Company’s advisory board effective immediately.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Form of Series A Warrant to be issued to the Buyers in the Offering.

4.2	Form of Series B Warrant to be issued to the Buyers in the Offering

10.1	Form of Securities Purchase Agreement, dated as of February 25, 2015, by and among the Company and the Buyers named therein.

10.2	Form of Registration Rights Agreement, dated as of February 25, 2015, by and among the Company and the Buyers named therein.

99.1	Press release, dated February 25, 2015, issued by the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2015	LABSTYLE INNOVATIONS CORP.

	By:	/s/ Zvi Ben-David
Name: Zvi Ben-David
Title: Chief Financial Officer, Treasurer and Secretary

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